Exhibit 99.1

News Release
For Immediate Release
ALASKA PACIFIC BANCSHARES, INC. REPORTS
FIRST QUARTER EARNINGS FOR 2010

JUNEAU, Alaska, May 17, 2010 -- Alaska Pacific Bancshares, Inc. (OTCBB: AKPB) (“Company”), the parent company of Alaska Pacific Bank (“Bank”), today announced its first quarter results for the period ended March 31, 2010.  Net income (loss) not including preferred stock dividend and discount accretion for the first quarter of 2010 and 2009 was $(395,000) and $209,000, respectively.  After preferred stock dividend and discount accretion of $75,000 and $46,000, net income (loss) available to common shareholders for the first quarter of 2010 and 2009 was $(470,000) and $163,000, or $(0.72) and $0.25 per diluted share, respectively.

“The loss for first quarter, while disappointing, includes the resolution of one of the larger problem credits that has reduced the Bank’s earnings.  The project is in Vancouver, Washington and it reached a final settlement with the 40 member bank group that financed the project resulting in a charge off of the remaining balance of that project.” stated Craig Dahl, President & CEO.   “We are seeing enough positive activity and interest regarding the other large credits that have been the focus of attention, and anticipate resolutions that will be in the Bank’s favor.  The primary performance numbers of the Bank remain very positive even though we have had to incur charges relating to the resolution of these few large credits.  There is no doubt this has been a frustrating two and half years, but the core business of the Bank has remained sound.”

Effective January 1, 2010, the Company adopted Accounting Standards Codification Topic 860.50, Servicing Assets and Liabilities, which provides the option of reporting servicing assets at fair value, which was elected by the Company. Subsequent changes in fair value will be reported in earnings in the period in which the change occurs.  Upon adoption, management determined the carrying value of servicing assets was approximately $421,000 lower than the fair value.  A cumulative effect adjustment of $421,000 was recorded to retained earnings effective January 1, 2010 for this change in accounting principle.  Upon adoption, there was no impact to net income, earnings per share, or any prior years retained earnings.

Mortgage banking income decreased $85,000 (47.2%) to $95,000 for the first quarter of 2010 compared to $180,000 for the quarter ended December 31, 2009 and decreased $135,000 (58.7%) compared to $230,000 for the quarter ended March 31, 2009.  The decreases are associated with a decline in mortgages originated for sale from refinancing due to interest rate conditions.

Other noninterest income decreased $16,000 (5.7%) to $267,000 for the first quarter of 2010 from December 31, 2009 and increased $1,000 (0.4%) from the quarter ended March 31, 2009.  Noninterest expense decreased $552,000 (20.7%) to $2.1 million for the first quarter of 2010 from December 31, 2009 primarily as a result of a decrease in real estate owned and repossessed asset expense.  Noninterest expense decreased $112,000 (5.0%) to $2.1 million for the first quarter of 2010 from $2.2 million for the quarter ended March 31, 2009 as a result of a decrease in compensation expense and a real estate owned and repossessed asset expense.

The provision for loan losses increased $379,000 to $721,000 for the quarter ended March 31, 2010 compared to $342,000 for the quarter ended December 31, 2009 and increased $661,000 compared to $60,000 for the quarter ended March 31, 2009.  The allowance for loan losses at March 31, 2010 was $2.2 million, representing 1.41% of total loans outstanding.  Total non accrual loans were $3.1 million at March 31, 2010 compared with $2.9 million at December 31, 2009 and $5.8 million at March 31, 2009.  In addition, the Bank’s real estate owned and repossessed assets were $2.9 million at March 31, 2010 compared with $2.6 million at December 31, 2009 and $408,000 at March 31, 2009.  There was a $302,000 net loan charge off for the quarter ended March 31, 2010 compared to a $24,000 net loan charge off for the quarter ended December 31, 2009 and a $5,000 net loan recovery for the quarter ended March 31, 2009.

Interest income decreased $64,000 (2.6%) to $2.4 million for the first quarter of 2010 compared to the first quarter of 2009, reflecting an 8.0% decrease in average loans offset with an increase in yield on loans and other earning assets.  The net interest margin on average earning assets was 5.13% for the first quarter in 2010 compared with 4.83% in the first quarter of 2009.

Loans (excluding loans held for sale) were $156.5 million at March 31, 2010, a decrease of $1.6 million, or 1.0% from December 31, 2009, and a decrease of $11.5 million, or 6.8% from March 31, 2009.  Deposits at March 31, 2010, were $142.9 million, a $5.4 million (3.6%) decrease from December 31, 2009 and a $3.5 million (2.5%) increase from March 31, 2009.  The decline in deposits in the first quarter of 2010 compared to the quarter ended December 31, 2009 is primarily attributable to a decline in money market accounts.

Forward-Looking Statements

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; deposit flows; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; adverse changes in the securities markets; results of examinations by our banking regulators including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses,  write-down assets; change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; the possibility that we will be unable to comply with the conditions imposed upon us in the Memorandum of Understanding entered into with the Office of Thrift Supervision, including but not limited to our ability to reduce our non-performing assets, which could result in the imposition of additional restrictions on our operations; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach, or the implementation of new technologies may not be successful; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; time to lease excess space in Company-owned buildings; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  We undertake no responsibility to update or revise any forward-looking statements.

Contact:	Julie M. Pierce		Craig E. Dahl
	Senior Vice President and CFO	or	President and CEO
	907-790-5135		907-790-5101

Alaska Pacific Bancshares, Inc.
Financial Highlights (Unaudited)
First Quarter 2010
(dollars in thousands, except per-share amounts)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Condensed Statement of Operations:
Interest income	$2,395	$2,459	$2,685
Interest expense	321	360	553
Net interest income	2,074	2,099	2,132
Provision for loan losses	721	342	60
Mortgage banking income	95	180	230
Other noninterest income	267	283	266
Noninterest expense	2,110	2,662	2,222
Net income (loss) before income tax	(395)	(442)	346
Provision for income tax	-	687	137
Net income (loss)	(395)	(1,129)	209
Preferred stock dividend and discount accretion
Preferred stock dividend	60	60	37
Preferred stock discount accretion	15	16	9
Net income (loss) available to common shareholders	$(470)	$(1,205)	$163

Earnings (loss) per share:
Basic	$(0.72)	$(1.84)	$0.25
Diluted	$(0.72)	$(1.84)	$0.25

Performance Ratios:
Return on average equity	(8.46)%	(23.44%)	4.50%
Return on average assets	(0.90)	(2.51)	0.44
Yield on average interest-earning assets	5.92	6.00	6.08
Cost of average interest-bearing liabilities	1.01	1.13	1.56
Interest rate spread	4.91	4.87	4.52
Net interest margin on:
Average interest-earning assets	5.13	5.12	4.83
Average total assets	4.75	4.67	4.52
Efficiency ratio (a)	90.13	111.75	92.66

Average balances:
Loans	$156,973	$158,778	$170,605
Interest-earning assets	161,819	163,923	176,533
Assets	174,671	179,897	188,809
Interest-bearing deposits	114,548	119,090	126,493
Total deposits	140,754	148,819	151,260
Interest-bearing liabilities	127,683	127,742	141,373
Shareholders' equity	18,669	19,265	18,577

Average shares outstanding:
Basic	654,486	654,486	654,486
Diluted	654,486	654,486	654,486

	March 31,	December 31,	March 31,
	2010	2009	2009
Balance sheet data:
Total assets	$176,812	$178,308	$185,572
Loans, before allowance	156,530	158,108	167,985
Loans held for sale	824	55	937
Investment securities	2,510	2,606	3,118
Total deposits	142,865	148,217	139,376
Federal Home Loan Bank advances	12,900	9,834	22,348
Shareholders' equity	18,660	18,680	21,210

Shares outstanding (b)	654,486	654,486	654,486

Book value per share	$21.21	$21.24	$25.10

Asset quality:
Allowance for loan losses	$2,204	$1,786	$2,753
Allowance as a percent of loans	1.41%	1.13%	1.64%
Nonaccrual loans	$3,087	$2,855	$5,833
Total nonperforming assets	5,943	5,453	6,241
Impaired loans	11,623	5,342	13,792
Estimated specific reserves for impairment	889	514	1,080
Net charge offs (recoveries) for quarter	302	24	(5)
Net charge offs (recoveries) YTD	302	3,849	(5)
Other real estate owned and repossessed assets	2,856	2,598	408

(a)	Noninterest expense, divided by the sum of net interest income and noninterest income, excluding gains on sale of loans or securities.

(b)	Excludes treasury stock.

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